                                                                    Exhibit 10.4

                            FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE is made as of May 1, 1996, by and between BOURNS, INC., a California ("LANDLORD"), and ANALOG DEVICES, INC., a Massachusetts corporation ("TENANT"), successor by merger to Precision Monolithics, Inc.

                                   WITNESSETH:

     WHEREAS, Landlord and Tenant entered into a certain Lease dated August 8, 1990 (the "LEASE"), whereby Tenant leased from Landlord approximately 72,800 rentable square feet of space in two buildings known as 1500 Space Park Drive, Santa Clara, California, as such space is more particularly described in the Lease (the "PREMISES"); and

     WHEREAS, Landlord and Tenant desire to extend the term of the Lease, to modify the rental to be paid for the Premises by Tenant pursuant to the Lease and to make certain other modifications to the Lease, all as set forth herein.

     NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid to Landlord by Tenant and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Landlord, and in further consideration of the mutual agreements by and between the parties hereto, Landlord and Tenant agree as follows:

I. Unless otherwise defined herein, all capitalized terms used in this First Amendment to Lease shall have the meaning given to them in the Lease.

I. Subject to the terms and provisions of the Lease, as modified hereby, Landlord and Tenant hereby extend the Initial Term of the Lease for a period of seven (7) years, commencing August 8, 1995 and expiring August 7, 2002. Tenant shall continue to have the option to extend the term of the Lease for three (3) successive terms of five (5) years each pursuant to Article 2.2 of the Lease, the first of such option periods to commence, if so elected by Tenant, on August 8, 2002.

I. Notwithstanding the provisions of Article 3.1 of the Lease, Base Rent during the portion of the Initial Term commencing August 8, 1995 and expiring August 7, 2002 shall be in the amounts set forth in EXHIBIT A attached hereto and shall be payable in accordance with the terms of the Lease. Tenant previously has paid to Landlord Base Rent for the Premises for the period August 8, 1995 through May 31, 1996 in the amount of $73,482.09 per month. Such payments exceed by $15,242.09 per month the Base Rent payable by Tenant for such period in accordance with the Lease, as amended hereby. Accordingly, Tenant shall receive a credit in the amount of $152,420.85 against Base Rent, which equals all Base Rent payable for the Premises for June and July 1996 and a credit of $35,940.85 towards Base Rent payable for August 1996.

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I.   Article 3.2 of the Lease is deleted in its entirety and the following is inserted in lieu thereof:

     Base Rent for each Option Term shall be the fair rental value of the Premises at the inception of such Option Term based on the terms and conditions of this Lease. The fair rental value for each Option Term shall be determined by the following process: At least six (6) months prior to the commencement of an Option Term, Tenant and Landlord each shall obtain an appraisal of the fair rental value of the Premises, prepared by an MAI appraiser familiar with commercial rental rates for properties similar to the Premises in the Santa Clara, California area. Such appraisal shall determine the fair rental value of the Premises based on the terms and conditions of this Lease without, however, taking into account any improvements or alterations to the Premises constructed at the expense, exclusive of insurance proceeds, of Tenant. Each party shall notify the other of the fair rental value of the Premises, as determined by the appraiser retained by such party. If at least five (5) months prior to the commencement of an Option Term, the parties have not agreed in writing on a Base Rent amount, the two appraisers retained by Landlord and Tenant shall select a third appraiser (the "INDEPENDENT APPRAISER") to conduct an independent MAI appraisal, to be conducted by Coldwell Banker, or mutually agreeable equivalent, to determine the fair rental value of the Premises. The Base Rent for such Option Term shall be the average of the two closest appraisals of the fair rental value, as determined by the three appraisals, provided that, if one determination of the fair rental value equals the average of the other two determinations, such average shall be the Base Rent during such Option Term. For example, assume Tenant's appraiser believes that the fair rental value of the Premises is $8.50 per rentable square foot and Landlord's appraiser believes that the fair rental value is $10.00 per rentable square foot. If the Independent Appraiser indicates that the fair rental value of the Premises equals (i)$8.00, the Base Rent shall be $8.25, (ii)$9.00, the Base Rent shall be $8.75, (iii)$9.25, the Base Rent shall be $9.25, (iv)$9.50, the Base Rent shall be $9.75, and
     (v)$10.50, the Base Rent shall be $10.25. Neither Landlord's appraiser nor Tenant's appraiser shall disclose to the Independent Appraiser their estimates of the fair rental value. Tenant and Landlord each shall pay the fees and expenses of the appraiser they retain to conduct an appraisal of the fair rental value of the Premises. The fees and reimbursable expenses of the Independent Appraiser shall be shared equally by Landlord and Tenant. If for any reason the Base Rent has not been ascertained by the commencement of the Option Term, Tenant shall pay on account of Base Rent an amount equal to the average of Landlord's appraiser's and Tenant's appraiser's determinations of the fair rental value of the Premises, until such time as the actual Base Rent shall have been established in accordance with the terms of this paragraph.

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I.   This First Amendment may be executed in multiple counterpart copies, each of which together shall constitute a single instrument, and exchange of counterparts by facsimile transmission shall be equivalent to exchange of original counterparts.

I.   As expressly modified hereby, the Lease continues in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Lease, as of the date first written above.

                                  BOURNS, INC.

                                  By:
                                     ------------------------
                                     W.P. McKenna
                                     Vice President

                                  ANALOG DEVICES, INC.

                                  By:------------------------
                                     Name:
                                     Title:


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
                                    EXHIBIT A

                              1500 Space Park Drive
                             Santa Clara, California

       LEASE YEAR                               BASE RENT PER ANNUM

August 8, 1995 through                                 $698,880
   August 7, 1997

August 8, 1997 through                                 $742,560
   August 7, 1999

August 8, 1999 through                                 $786,240
   August 7, 2001

August 8, 2001 through                                 $829,920
   August 7, 2002